EXHIBIT A

                                                                CONFIDENTIAL

                             INAMED CORPORATION
                        5540 Ekwill Street, Suite D
                    Santa Barbara, California 93111-2919



                                                 September 6, 2000

Appaloosa Management, L.P.
26 Main Street, First Floor
Chatham, New Jersey  07928

Attn:  James E. Bolin

          RE:  Purchase of Shares in Inamed Corporation
               ----------------------------------------

Dear Sir:

          Reference is hereby made to the securities trading policy of Inamed Corporation (the "Company") applicable to the Company's directors, officers and designated employees, and the Amended and Restated Rights Agreement, dated as of November 16, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended by Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 22, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (as so amended, the "Rights Agreement").

          As discussed between representatives of the Company and Appaloosa Management, L.P. (together with its affiliates and associates, "Appaloosa"), you have advised us that, subject to your receipt of this letter, Appaloosa is contemplating one or more purchases, through the open market, of additional shares of common stock, par value $.01 per share (the "Common Stock"), of the Company.

          In connection with your possible purchases of additional shares of Common Stock of the Company (the "Purchases"), we hereby confirm the following:

               1. The Company hereby consents to the Purchases for purposes of its securities trading policy, and agrees that the Purchases are in compliance with the securities trading policy, until such time as the Company determines in good faith and advises Appaloosa in writing that, under the terms of its securities trading policy, this consent must be suspended or revoked.

               2. The Company hereby agrees that based on Appaloosa's beneficial ownership of Common Stock as reported in Amendment No. 16 to Schedule 13D, as of the date hereof, with respect to Appaloosa's beneficial ownership of Common Stock, Appaloosa may acquire up to an additional 298,114 shares of Common Stock and shall not be deemed to be an Acquiring Person under the Rights Agreement solely by reason of the Purchases of such number of additional shares.

               3. The Company hereby acknowledges that, as of the date hereof, it is not aware of any material information pertaining to the Company that has been communicated by any executive officer of the Company to any of Appaloosa's representatives who serve on the board of directors of the Company that has not been publicly disclosed.

               4. The Company hereby agrees that it will cooperate with and assist Appaloosa in making the Purchases in compliance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and Appaloosa agrees that it will use its reasonable efforts to make all the Purchases in compliance with the requirements of such Rule. To this end, the Company and Appaloosa will retain a single broker who will execute all Purchases on behalf of Appaloosa and all purchases of Common Stock by the Company under its current stock repurchase program (as that program may be modified or extended from time to time) in a manner designed to ensure that (a) all Purchases and all purchases by the Company under its stock repurchase program comply with the single broker, volume and other limitations of Rule 10b-18, (b) Appaloosa is not aware on any given day whether the Company is in the market, and (c) on any day on which both the Company and Appaloosa have directed that the broker purchase shares, the broker will allocate any shares so purchased on such day at a price equal to or less than the Maximum Price (as defined below) on a 50/50 basis to the Company and Appaloosa in such a manner that the average per share price paid by each party is as nearly equal as possible. "Maximum Price" on any day means the lower of the maximum prices which the Company and Appaloosa each advises the broker on such day that it is willing to pay for shares of Common Stock to be purchased by the broker.

               5. The Company acknowledges that this letter will be disclosed by Appaloosa in an amendment to its Schedule 13D relating to the Common Stock.

          Please acknowledge your agreement with the foregoing by executing this letter in duplicate and returning one signed original to the Company at the address set forth above.

                                         INAMED CORPORATION

                                         By: /s/ Ilan K. Reich
                                            --------------------------------
                                            Name:  Ilan K. Reich
                                            Title: President and co-Chief
                                                   Executive Officer



Accepted and agreed to
this 7th day of September 2000

APPALOOSA MANAGEMENT, L.P.

By:  Appaloosa Partners, Inc.,
     its General Partner

By:  /s/ James E. Bolin
    -------------------------------
    Name:  James E. Bolin
    Title: Vice President